CERTIFICATE OF INCORPORATION
                                       OF
                             PPA TECHNOLOGIES, INC.

                    THIS IS TO CERTIFY THAT, there is hereby organized a corporation under and by virtue of N.J.S.14A:l-l et seq., the "New Jersey Business Corporation Act."


     1. The name of the corporation is PPA Technologies, Inc.
2.The address (and zip code) of this corporation's initial registered office is:
                 400 Grove Street
                 Glen Rock, New Jersey 07452
and the name of the corporation's initial registered agent at such address is Roger L. Fidler.
     3. The purposes for which this corporation is organized are:
     To engage in any activity within the purposes for which corporations may be organized under the "New Jersey Business Corporation Act." N.J.S. 14A:l-l et seq.
     4. The aggregate number of shares which the corporation shall have the authority to issue is: 2,500 common shares, no par value.

      5. The first Board of Directors of this corporation shall consist of one Director and the name and address of such person who is to serve as such Director is:
         Name: Roger L. Fidler

         Address: 400 Grove Street, Glen Rock, New Jersey 07452

         Zip Code: 07452

      6. The name and address of each incorporator is:

         Name: Wanda L. Billet

         Address: 400 Grove Street, Glen Rock, New Jersey

         Zip Code: 07452

     IN WITNESS WHEREOF, each individual incorporator, each being over the age of eighteen years, has signed this Certificate; or if the incorporator be a corporation, has caused this Certificate to be signed by its authorized officers, this eighteenth day of July 1994.




   /S/ Wand L. Billet
Wanda L. Billet